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                                                                   Exhibit 4.4.4
                                                                   -------------

                                 PROMISSORY NOTE
                                 ---------------


$7,132,000.00                                              San Diego, California
                                                                January 25, 2002

     PROMISE TO PAY. SYNBIOTICS CORPORATION, a California corporation, ("Borrower") promises to pay to COMERICA BANK-CALIFORNIA ("Lender"), or order, in lawful money of the United States of America, the principal amount of Seven Million One Hundred Thirty-Two Thousand Dollars ($7,132,000.00) together with interest accrued on the outstanding principal balance of this Promissory Note (this "Note") from the date of this Note at the rate specified below.

     PRINCIPAL PAYMENT. Borrower will pay the principal amount of this Note as follows:

          (a) Payments of One Hundred Thousand Dollars ($100,000.00) each due on the 1/st/ day of each month commencing February 1, 2002 and continuing to January 1, 2003.

          (b) Payments of One Hundred Twenty Five Thousand Dollars ($125,000.00) each due on the 1/st/ day of each month commencing on February 1, 2003 and continuing to January 1, 2004.

          (c) All unpaid principal and interest shall be due and payable in full on January 25, 2004.

     PAYMENT OF INTEREST. Borrower will pay regular monthly payments of all accrued and unpaid interest beginning February 1, 2002, and all subsequent interest payments are due on the same day of each month after that. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown below or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.

     VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the Comerica Bank-California Prime Rate (the "Index"). The Prime Rate is the rate announced by Lender as its Prime Rate of interest


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from time to time. Lender will tell Borrower the current Index rate upon
Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each day. The Index currently is 4.75%. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 2.0 percentage points over the Index, resulting in an initial rate of 6.75%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

     PREPAYMENT.

     A.  Optional Prepayment. Borrower may pay without penalty all or a portion
         --------------------
of the amount owed earlier than it is due.

     B.  Mandatory Prepayment. Borrower shall make such mandatory prepayments as
         ---------------------
shall be required under the Credit Agreement dated as of April 12, 2000, as amended from time to time ("Credit Agreement"), including the payments specified in Sections 1.01(b) and 4.16 of the Credit Agreement, as modified by the Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of January 25, 2002.

     C.  Application of Prepayments. Optional and Mandatory prepayments will
         ---------------------------
not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, all prepayments will reduce the principal payments required under this Note in the inverse order that such payments are due hereunder.

     LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

     DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due; and/or (b) An Event of Default occurs or is existing under the Credit Agreement.

     LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will immediately pay that amount. Upon Borrower's failure to pay all amounts declared due pursuant to this section, Lender may (a) increase the variable interest rate on this Note to 7.00 percentage points over the Index, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services, and further including the allocated cost of Lender's in-house counsel. Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of San Diego County, the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.


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     DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if
Borrower makes a payment on this Note and the check or preauthorized charge with which Borrower pays is later dishonored.

     RIGHT OF SETOFF. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

     GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

     JURY TRIAL WAIVER. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF


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THIS NOTE OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS
CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

     PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISION. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

                                Synbiotics Corporation, a California corporation



                                By: /s/ Paul A. Rosinack
                                    --------------------
                                    Paul A. Rosinack
                                    President and Chief Executive Officer


Borrower's Address:
11011 Via Frontera
San Diego, CA 92127

Lender's Address:
Comerica Bank - California
9920 South La Cienega Blvd. Suite 623
Inglewood, CA 90301


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